Exhibit 4.8
FIRST AMENDMENT
TO
TRUST AGREEMENT
FOR
NORDSON HOURLY-RATED EMPLOYEES’ SAVINGS TRUST PLAN
(January 1, 2006 Restatement)
          WHEREAS, under an amended and restated agreement made effective January 1, 2006 (hereinafter referred to as the “Trust Agreement”), Nordson Corporation (hereinafter referred to as the “Company”) maintains in effect the Nordson Hourly-Rated Employees’ Savings Trust Plan (hereinafter referred to as the “Plan”) for the exclusive benefit of eligible employees and their beneficiaries;
          WHEREAS, the Trust Agreement has not been amended previously; and
          WHEREAS, it is desired to amend the Trust Agreement;
          NOW THEREFORE, effective as of January 1, 2007, the Trust Agreement is hereby amended in the respects hereinafter set forth.
     1. Effective as of January 1, 2007, the eighth sentence of Section 8.1 of the Plan is hereby amended to read as follows:
If a loan is approved for a Participant, the Trustee shall transfer an amount equal to the loan amount from the Participant’s Separate Accounts to a Separate Loan Fund established by the Trustee for the Participant’s benefit.
     2. Effective December 20, 2007, Section 8.1 of the Plan is hereby amended in its entirety to read as follows:
     8.1 Availability of Loans. A Participant (including for purposes of this Article VIII any former Participant who is a party in interest) may make application to the Committee for a loan from his Separate Accounts. Loans shall be made in accordance with written rules of the Committee, which are hereby incorporated in and made a part of the Plan. Applications will be accepted during any application period specified by the Committee for a Plan Year. In determining whether to grant a loan to a Participant, and the amount of any such loan, consideration shall be given to the basic purposes of the Plan and to a determination of whether or not the loan meets the requirements of this Article VIII. Each loan shall be adequately secured. As collateral for any loan granted hereunder, the Participant shall grant to the Plan a security interest in not more than 50% of his vested interest under the Plan determined as of the date as of which the loan is originated in accordance with Plan provisions and, in the case of a Participant who is an active employee, also shall enter into an agreement to repay the loan by payroll withholding. A loan shall not be granted unless the Participant consents in writing to the charging of his Separate Account in accordance with the provisions of Section 8.3 for unpaid principal and interest amounts in the event the loan is declared to be in default. If a loan is approved for a Participant, the Trustee shall transfer an amount equal to the loan amount from the Participant’s Separate Accounts to a Separate Loan Fund established by the Trustee for the Participant’s benefit. The Participant’s Separate Accounts shall be debited to reflect the transfer of any amounts to the Participant’s Separate Loan Fund. The Trustee shall make the loan approved hereby to the Participant out of the Participant’s Separate Loan Fund.
     3. Effective as of January 1, 2007, Section 8.2(c) of the Plan is hereby amended to read as follows:
     (c) The minimum amount of any loan to a Participant shall equal at least $500.00. The maximum amount of any such loan, when added to the outstanding balance of all other loans from the Plan to the Participant shall not exceed the lesser of:
     (i) $50,000, reduced by the excess, if any of (A) the highest outstanding balance of loans from the Plan to the Participant during the immediately preceding 12-month period, over (B) the outstanding balance of all loans from the Plan to the Participant as of the date of such loan; or
     (ii) 50 percent of the value of the nonforfeitable portion of such Participant’s Separate Accounts, valued as of the Valuation Date immediately preceding the current loan application period and reduced by the amount of any withdrawals by the Participant since such Valuation Date; or
     (iii) 50 percent of the present value of the nonforfeitable portion of such Participant’s Separate Accounts under the Plan and all other plans maintained by an Employer or Related Corporation, determined as of the date such loan is granted.
     For purposes of this Article VIII, except Subsection (ii) above, in the case of a group of employers which constitutes a controlled group of corporations (as defined in Section 414(b) of the Code), which constitutes trades or businesses (whether or not incorporated) under common control (as defined in Section 414(c) of the Code), or which constitutes an affiliated service group (as defined in Section 414(m) of the Code), all such employers shall be considered as a single employer and all plans maintained by such employer shall be treated as one plan (referred to in this paragraph (c) as the “Plan”).
          EXECUTED this 31st day of December, 2007.

NORDSON CORPORATION
By:	/s/ Beverly J. Coen
	Name:	Beverly J. Coen
	Title:	Chief Tax and Risk Officer

And:	/s/ Robert E. Veillette
	Name:	Robert E. Veillette
	Title:	General Counsel and Secretary